Exhibit 3.36(a)
Exhibit 3.36(a) FILED In the Office of the CERTIFICATE OF FORMATION Secretary of Stte of Texas
JUN 272007
iNGRAM SUBSIDIARY, LLC Corporations Section
ARTICLE I The entity being formed is a limited liability company. The name of the entity is Ingram Subsidiary, LLC.
ARTICLE II The initial registered agent is Capitol Corporate Services, Inc. The business address of the registered agent and the registered office address is 800 Brazos, Ste. 400, Austin, TX 78701.
ARTICLE III The limited liability company will be governed by its members. The name and address of the initial members are set forth below.
Ingram Enterprises Management Inc., 4301 Danhil Drive a Texas corporation Brownwood, Texas 76801
Atlas Investments, Inc., 1445 MacArthur Drive, Suite 136 a Nevada corporation Carrollton, Texas 75007
ARTICLE W The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.
ARTICLE V The name and address of the organizer is Gregory T. Meeks, Esq., 1000 Louisiana, Suite 3400, Houston, Texas 77002-50 11.
EXECUTED this 27th day of June, 2007. T
Gregory T1k4kS, Esq., authorized person
HOUSTON 936853v1